Exhibit 99.2

SPAR Group to Host 2013 Financial Results Conference Call on April 1st at 11 a.m. ET

WHITE PLAINS, N.Y., March 28, 2014 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (SGRP) ("we", the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced that Ms. Jill Blanchard, President and Chief Executive Officer, and Mr. Jim Segreto, Chief Financial Officer, will host a conference call on Tuesday, April 1, 2014, at 11:00 a.m. Eastern Time. During the call management will discuss the Company's 2013 financial results and provide a shareholder update on recent business developments.

Conference Call Details:
Date: Tuesday, April 1, 2014
Time: 11:00 a.m. ET
TOLL-FREE: 1-877-941-4774
TOLL/INTERNATIONAL: 1-480-629-9760

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 11:00 a.m. ET call. A telephonic replay of the conference call may be accessed approximately three hours after the call through April 8, 2014 by dialing 1-877-870-5176 or 1-858-384-5517 for international callers, and entering the replay pin number 4675975.

There will also be a simultaneous audio feed webcast and archived recording of the conference call available at http://www.sparinc.com under the "Investor Relations" menu section and "News Releases" sub-menu of the website, or you may use the link audio feed and archived recording of the conference call available at http://public.viavid.com/index.php?id=108445.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, grocery, drug, independent, convenience, electronics, toy and specialty stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company operates throughout the United States and internationally in 8 of the most populated countries, including China and India. For more information, visit the SPAR Group's website at http://www.sparinc.com/.

Company Contact:

James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investor Contact:
Valter Pinto
Alliance Advisors, LLC
(914) 669-0222
valter@allianceadvisors.net